EXHIBIT 10.20

FINDER’S FEE AGREEMENT

BY AND BETWEEN
ACCOUNTABILITES, INC. and
PYLON MANAGEMENT, INC.

This will confirm the finder’s Fee Agreement concerning compensation to be paid by Accountabilities, Inc. (“AA”) to Pylon Management, Inc. (“Finder”) for finder services rendered as a “finder” in connection with presenting the acquisition of ReStaff Services, Inc. (“ReStaff”) a California corporation to AA.

Upon the closing of the Asset Purchase Agreement by and between Accountabilities, Inc. and ReStaff Services, Inc. dated February 26, 2007, Finder will be entitled to a sum equal to:

1.           Cash Payment:

*
Finder will be granted a $300,000.00 cash payment in connection with the acquisition of ReStaff Services, Inc., to be paid in equal weekly installments at a rate of two thousand eight hundred eighty-five dollars ($2885.00) per week.

2.    Common Stock:

*	Finder will be granted 300,000 shares of Accountabilities, Inc. common stock.

This agreement and all of the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New Jersey.  Each of us agrees that any legal action or proceeding against it with respect to this agreement may be brought in the courts of the State of New Jersey, in the County of Monmouth, as either of us may elect and, by execution and delivery hereof, each of us accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the other party in writing.  Nothing herein shall limit the right of either of us to bring proceedings against the other in the courts of any other jurisdiction to enforce any judgment.

AA hereby agrees to indemnify Finder and its officers and directors against and hold them harmless from any and all liability, loss, damage and expense (including reasonable attorneys’ fees and expenses) of any kind which may be incurred by any of them arising out of or in any way connected with this letter agreement or the performance of Finder.

If the foregoing accurately sets forth our agreement with respect to the subject matter hereof, please sign and return to Pylon Management, Inc. a copy of this letter.

Agreed and accepted this 26th day of February 2007.

PYLON MANAGEMENT, INC.

/s/ Kathy Dietz
Kathy Dietz
President

Agreed and accepted this 26th day of February 2007

ACCOUNTABILITES, INC.

/s/ Allan Hartley
Allan Hartley
President